United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 1, 2026

Date of Report (date of earliest event reported)

Limoneira Company

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34755	77-0260692
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1141 Cummings Road

Santa Paula, CA 93060

(Address of Principal Executive Offices) (Zip Code)

(805) 525-5541

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.01 per share	LMNR	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Transaction Incentive Agreements

Harold S. Edwards and Mark Palamountain are each party to a Retention Bonus Agreement with Limoneira Company (the “Company”), dated October 26, 2022 (together, the “Retention Bonus Agreements”), as previously disclosed in the Current Report on Form 8-K as filed with the Securities and Exchange Commission (the “SEC”) on October 27, 2022. Gregory C. Hamm was also subject to a retention bonus arrangement with terms similar to the Retention Bonus Agreements (the “Hamm Retention Bonus Arrangement”). On January 27, 2026, the Board of the Company (the “Board”) determined to terminate the Retention Bonus Agreements and the Hamm Retention Bonus Arrangement and approved a new Transaction Incentive Agreement for each of Messrs. Edwards and Hamm (together, the “Transaction Incentive Agreements”). The Company entered into the Transaction Incentive Agreements with Messrs. Edwards and Hamm on February 1, 2026 and February 5, 2026, respectively. Mr. Edwards’ Transaction Incentive Agreement is effective as of February 1, 2026, and Mr. Hamm’s Transaction Incentive Agreement is contingent upon his appointment as Chief Financial Officer of the Company and effective upon such date of appointment, such appointment as previously disclosed in the Current Report on Form 8-K as filed with the SEC on January 28, 2026. If Mr. Hamm is not appointed Chief Financial Officer by February 8, 2026, his Transaction Incentive Agreement will be deemed null and void.

Pursuant to the Transaction Incentive Agreements, Messrs. Edwards and Hamm will be eligible to receive cash and restricted share awards (“Restricted Shares”) totaling five percent (5%) and three percent (3%), respectively, of profits on asset sales or development earnings (the “PPP Bonuses”) received from the sale of certain land or water assets of the Company or real estate development earnings after the date of the Transaction Incentive Agreements through October 31, 2031. The Transaction Incentive Agreements are intended to encourage Messrs. Edwards and Hamm to continue to transition the Company to an asset-light model by enabling them to receive cash and Restricted Shares for asset sales or real estate development earnings.

The PPP Bonuses payable to Messrs. Edwards and Hamm are capped at $2.0 million and $1.2 million annually, respectively, and $5 million and $3 million in total, respectively. The PPP Bonuses will be paid (i) fifty percent (50%) in cash, and (ii) fifty percent (50%) in Restricted Shares, pursuant to the terms and conditions of the Company’s 2022 Omnibus Incentive Plan and subject to Messrs. Edwards and Hamm executing Restricted Share Award Agreements. The Restricted Shares will be one hundred percent (100%) vested on the one-year anniversary of the payment date. The cash will be paid in one installment at the end of the quarter in which the closing of the special project occurred. The PPP Bonuses are subject to (a) the approval, in its sole discretion, of the Compensation Committee of the Board, and (b) the continued employment of Messrs. Edwards and Hamm through the payment date of the PPP Bonus. The PPP Bonus amounts are further subject to the Company’s Recoupment of Incentive Compensation Policy.

The foregoing descriptions of the Transaction Incentive Agreements are not complete and are qualified in their entirety by reference to the full text of such agreements, copies of which are filed hereto as Exhibit 10.1 and Exhibit 10.2 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibits

10.1	Transaction Incentive Agreement, by and between Limoneira Company and Harold S. Edwards, dated February 1, 2026*
10.2	Transaction Incentive Agreement, by and between Limoneira Company and Gregory C. Hamm, dated February 5, 2026*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Pursuant to Item 601(a)(5) of Regulation S-K, certain schedules and similar attachments have been omitted. The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 5, 2026	LIMONEIRA COMPANY

	By:	/s/ Mark Palamountain
Mark Palamountain
Chief Financial Officer and Treasurer